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Exhibit 10.35

CHASE CORPORATION
ANNUAL INCENTIVE PLAN

        The Company, in addition to salary and benefits provides further cash compensation to key employees based on achieving preset annual goals.

        The plan is maintained and paid at the sole discretion of the Board of Directors and may be modified or suspended at any time by the board.

        Upon approval by the Board of Directors, the Corporate H.R. Manager will administer the plan.

        An annual bonus pool is created as a percentage of actual operating income achieved during the fiscal year. The amount is determined by the success in reaching the year's targeted results. The schedule follows:

Percentage of Target Achieved	Bonus Pool as a Percentage of Actual Operating Income
120%	17%
110	16
100	15
90	14
80	13
70	12
60	11
50	10

        As consideration for achieving qualitative results by the Company, the Board of Directors, at its sole discretion, may increase or decrease dollars in the pool.

        It is the intent of the Board of Directors to exclude the effect of unusual events and expenses from the calculation. The Compensation and Management Development Committee is given the authority by the Board to use its discretion in determining relevant exclusions.

        Targets, awards, opportunities and associated performance award methodology and eligibility requirements will be established by the Compensation and Management Development Committee for the Chairman, CEO, President, COO and CFO and approved by the Board of Directors. For senior management, the CEO will make recommendations to be approved by the Compensation and

Management Development Committee. For all other employees the President and CEO will be the approval authority. See schedule below for President and senior management award opportunities:

Annual Target 2006/2007 Award Opportunity	Earnings Before Tax ("EBT") target as approved by the Board of Directors. Payment threshold is 50% of target as scheduled below for respective positions.
President & CEO
50% of base salary for 100% achievement of target. At 50% of target award is 8.33% of base salary; at 75% of target award is 25% of base salary. For results in excess of target, award increases to 100% of base salary at approximately 155% of target.
Chief Operating Officer
40% of base salary for 100% achievement of target. At 50% of target award is 6.67% of base salary; at 75% of target award is 20% of base salary. For results in excess of target, award increases to 100% of base salary at approximately 163% of target.
Chief Financial Officer
30% of base salary for 100% achievement of target. At 50% of target award is 5% of base salary; at 75% of target award is 15% of base salary. For results in excess of target, award increases to 100% of base salary at 175% of target.
Chief Marketing Officer
30% of base salary for 100% achievement of target. At 50% of target award is 5% of base salary; at 75% of target award is 15% of base salary. For results in excess of target, award increases to 100% of base salary at 175% of target.

        Payment is made in cash no later than 75 days from the close of the fiscal year.

        To be eligible an employee must be on the active payroll when the bonus is paid and for at least 6 months prior to the end of the fiscal year.

        In addition to the financial targets the Compensation and Management Development Committee may choose to establish qualitative measurement criteria. Together with the financial measures these are referred to as critical success factors (CSF). When utilized, the CEO's CSF and appropriate weighting is approved by the board. The CEO will approve all others.

        Other management and non-union bonus participants will have opportunities established by senior management and awards paid from the bonus pool.

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  Exhibit 10.35